Global Marine Inc.            EXHIBIT 5.1

777 N. ELDRIDGE PARKWAY
HOUSTON, TEXAS 77079-4493
U.S.A.

TELEPHONE: 281/596-5100       June 27, 2000          Alexander A. Krezel
DIRECT: 281/596-5843                                 Corporate Secretary
FAX: 281/596-5196                                                and
alex.krezel@glm.com                             Assistant General Counsel



Global Marine Inc.
777 N. Eldridge Parkway
Houston, Texas 77079-4493

Gentlemen:

     This opinion is rendered in connection with the Registration Statement on Form S-8 (the "Registration Statement") being filed by Global Marine Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the"Act"), covering 7,750,000 shares of the Company's common stock, $.10 par value per share, 7,500,000 shares of which may be issued under the Global Marine 1998 Stock Option and Incentive Plan and 250,000 shares of which may be issued under the Global Marine Non-Employee Director Restricted Stock Plan (both plans being hereinafter referred to as the "Plans"), plus certain additional shares of such stock as indicated on the Registration Statement's cover (the "Shares").

     I have acted as counsel for the Company in connection with the Registration Statement. In so acting, I have examined originals or copies, authenticated to my satisfaction, of such corporate records, agreements, documents and other instruments and such certificates of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In such examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity to the original documents of documents submitted to me as certified or photostatic copies.

     Based upon the foregoing and the other qualifications and limitations expressed herein, I am of the opinion that, in the case of Shares originally issued by the Company, the Shares, when issued and delivered in accordance with the terms of the respective Plans, will be validly issued, fully paid and nonassessable under the laws of the state of Delaware.

     This opinion is limited in all respects to the General
Corporation Law of the state of Delaware as in effect on the date hereof.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                  Sincerely,

                                  s / Alexander A. Krezel

                                  Alexander A. Krezel